UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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SpartanNash Company
(Name of Registrant as Specified in Its Charter)

MACELLUM HUDSON FUND, LP

MACELLUM HOME FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

AnCORA HOLDINGS GROUP, LLC

Fredrick DiSanto

John E. Fleming

Michael J. Lewis

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein (collectively, the “Investor Group”), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

Item 1: On March 18, 2022, the Investor Group issued the below press release and a letter to the Company’s shareholders, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Macellum and Ancora Nominate Three Highly Qualified and Independent Candidates for Election to SpartanNash’s Board of Directors

Issue Letter to Shareholders Detailing the Urgent Case for Change and Outlining the Rationale for a Credible Strategic Review Process

Our Analysis Suggests the Company Could Unlock ~$50 Per Share for Shareholders if Strategic Alternatives Are Pursued

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (together with their affiliates, the “Investor Group” or “we”), who beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NYSE: SPTN) (“SpartanNash” or the “Company”), today announced their nomination of three highly qualified and independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). In addition, the Investor Group issued a letter to shareholders that can be downloaded and reviewed here.

Our analysis and engagement to date lead us to believe that SpartanNash’s leadership is wed to a flawed corporate structure and has failed to implement basic operating initiatives while leaving $1 billion of owned real estate sitting idle on the balance sheet. We believe these missteps have resulted in poor operating results and sustained share price underperformance for too long. Moreover, we believe the Board’s failure to effectively develop succession plans has resulted in constant chaos in the C-suite, with four changes to the Company's Chief Executive Officer role in five years yet no clear strategy for value creation.

In light of the numerous concerns outlined in our letter, we believe shareholder-driven change is urgently needed in the boardroom. We are now seeking to accomplish the following for the benefit of all shareholders:

•	Elect our three-member slate, which possesses corporate governance experience, finance acumen, grocery and food distribution expertise, strategic planning knowhow and sorely needed ownership perspectives.

•	Replace Chairman Douglas Hacker (who has 17 years of service, including his board service at Nash Finch prior to its merger with SpartanNash), Director Margaret Shan Atkins (who has 19 years of service, including her board service at Spartan Stores prior to its merger with Nash Finch) and Director William Voss (who has 24 years of service, including his board service at Nash Finch, where he also served as its Chairman).

•	Ensure the Company finally has a credible and clear operating plan for delivering enhanced value.

•	Ensure a properly refreshed Board is comparing a new operating plan to strategic alternatives, which should be reviewed in a transparent manner to determine whether value can be maximized immediately. We believe there is at least one financial buyer and multiple real estate firms that have been interested in pursuing transactions with SpartanNash over the past two years. Our analysis suggests there is still substantial interest from outside parties willing to pay a meaningful premium for the whole Company, its real estate or its assets. As detailed in our letter, we believe there are alternatives to continuing the status quo that can unlock at least $50 per share for shareholders, based on a sum-of-the-parts analysis using the after-tax value of the Company’s owned real estate ($787 million) combined with 10x EBITDA for the Company’s Food Distribution business and 7x EBITDA for its Retail business.

It is important to underscore that the Investor Group has a demonstrated track record of helping consumer and retail companies, ranging from Bed Bath & Beyond Inc. and Citi Trends Inc. in 2019 to Big Lots, Inc. in 2020 and Kohl's Corporation in 2021, improve their corporate governance and produce enhanced value for shareholders. Each of the aforementioned companies chose to collaborate with us in the past, instead of forcing a contested vote at an annual meeting. Although our preference is to reach a constructive resolution, like we have done in other situations with much larger companies, we are prepared to do whatever it takes to ensure shareholders’ interests are prioritized at SpartanNash moving forward.

Our nominees are:

Jonathan Duskin

We believe Mr. Duskin's track record of value creation, capital markets acumen, significant retail sector investing experience and ownership perspective can help the Board pursue and evaluate all paths to maximizing value for shareholders.

•	Chief Executive Officer of Macellum Capital Management, an investment management firm, with more than 20 years of experience investing in retail and consumer sectors.

•	Former Managing Director at Prentice Capital Management, LP and Managing Director at S.A.C. Capital Associates LLC.

•	Former Chairman of the Investment Committee in the Research Department at Lehman Brothers Inc.

•	Lead Director of Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends, where he has helped deliver total shareholder returns of 106%.[1]

•	Holds a B.A. in Finance and Economics from The University of Massachusetts Amherst.

1 Total shareholder return reflects the period from 5/24/17 to 3/17/22.

John E. Fleming

We believe Mr. Fleming's retail sector and ecommerce expertise and relevant grocery and food distribution experience would fill important gaps in the boardroom and help the Board develop a viable operating plan for delivering enhanced value.

•	Previously held several executive roles at Walmart, Inc. (NYSE: WMT) from 2000 to 2010, including Chief Marketing Officer and Chief Merchandising Officer overseeing the grocery business. In addition, he served as Chief Executive Officer of Walmart.com.

•	Director and Chair of the Compensation Committee of Bed Bath & Beyond Inc. (NASDAQ: BBBY), where he has helped deliver total shareholder returns of 79%.[2]

•	Former Interim Chief Executive Officer of r21Holdings, Inc., which he successfully led through the COVID-19 pandemic.

•	Serves on the advisory board of UNTUCKit LLC, a casual men's apparel company.

•	Previously served on the Board of Directors of Stitch Fix and Bi-Lo Holdings.

•	Holds a B.A. from Colorado College.

Michael J. Lewis

We believe Mr. Lewis' experience as a retail sector executive and his extensive knowledge of the consumer goods and food service industries would help the Board improve the Company's operations and corporate structure.

•	Former Executive Vice President and President of Retail for OfficeMax, an office supplies retailer and subsidiary of The ODP Corporation (NASDAQ: ODP).

•	Previously held multiple roles at Walmart Inc. (NYSE: WMT), including Senior Vice President of a Global Merchandising Center with responsibility for food, consumables and OTC products, and President of the Midwest Stores Division.

•	Former Executive Vice President and President of the Retail Division at Nash Finch (formerly NASDAQ: NAFC) and Vice President of Loblaws Supermarkets, Ltd, a Canadian supermarket chain.

•	Former director of Feeding America, the nation's leading domestic hunger-relief organization.

•	Holds a M.B.A in Marketing and Finance from York University Schulich School of Business and a B.S. in Chemical Engineering from Queen's University.

***

2 Total shareholder return reflects the period from 5/29/19 to 3/17/22.

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all shareholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management and retirement plan services to individuals and institutions across the United States. The firm's comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Certain Information Concerning the Participants

Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein, have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

MACELLUM HOME AND ANCORA HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Home, Macellum Hudson Fund, LP, a Delaware limited partnership (“Macellum Hudson”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, Ancora Holdings, Ancora Catalyst Institutional, LP, a Delaware limited partnership (“Ancora Catalyst Institutional”), Ancora Catalyst, LP, a Delaware limited partnership (“Ancora Catalyst”), Ancora Merlin, LP, a Delaware limited partnership (“Ancora Merlin”), Ancora Merlin Institutional, LP, a Delaware limited partnership (“Ancora Merlin Institutional” and, together with Ancora Catalyst Institutional, Ancora Catalyst and Ancora Merlin, the “Ancora Funds”), Ancora Alternatives LLC, an Ohio limited liability company (“Ancora Alternatives”), Fredrick DiSanto, John E. Fleming and Michael J. Lewis.

As of the date hereof, Macellum Home directly beneficially owns 1,000 shares of Common Stock, no par value per share, of the Company (the “Common Stock”), which are held in record name. As of the date hereof, Macellum Hudson directly beneficially owns 1,038,012 shares of Common Stock. As the investment manager of Macellum Hudson and Macellum Home, Macellum Advisors may be deemed to beneficially own the 1,000 shares of Common Stock beneficially owned directly by Macellum Home and 1,038,012 shares of Common Stock beneficially owned directly by Macellum Hudson. As the general partner of Macellum Hudson, Macellum Home and Macellum Advisors, Macellum GP may be deemed to beneficially own the 1,000 shares of Common Stock beneficially owned directly by Macellum Home and 1,038,012 shares of Common Stock beneficially owned directly by Macellum Hudson. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 1,000 shares of Common Stock beneficially owned directly by Macellum Home and 1,038,012 shares of Common Stock beneficially owned directly by Macellum Hudson.

As of the date hereof, Ancora Merlin Institutional directly beneficially owns 176,671 shares of Common Stock. As of the date hereof, Ancora Merlin directly beneficially owns 15,579 shares of Common Stock. As of the date hereof, Ancora Catalyst Institutional directly beneficially owns 176,483 shares of Common Stock. As of the date hereof, Ancora Catalyst directly beneficially owns 15,753 shares of Common Stock. As the investment advisor to each of the Ancora Funds and a separately managed account (the “Ancora Alternatives SMA”), Ancora Alternatives may be deemed to beneficially own the 384,486 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and 208,562 shares of Common Stock held in the Ancora Alternatives SMA. As the sole member of Ancora Alternatives, Ancora Holdings may be deemed to beneficially own the 384,486 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and 208,562 shares of Common Stock held in the Ancora Alternatives SMA. As the Chairman and Chief Executive Officer of Ancora Holdings, Mr. DiSanto may be deemed to beneficially own the 384,486 shares of Common Stock beneficially owned in the aggregate by the Ancora Funds and 208,562 shares of Common Stock held in the Ancora Alternatives SMA.

As of the date hereof, neither of John E. Fleming or Michael J. Lewis own beneficially or of record any securities of the Company.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com

Item 2: On March 18, 2022, Macellum Home uploaded the following materials to www.macellumcapitalmanagement.com:

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Macellum Advisors, LP, the investment adviser affiliate of Macellum Capital Management, is a Registered Investment Advisor regulated by the U.S. Securities and Exchange Commission ("SEC") subject to the Rules and Regulations of the Investment Advisers Act of 1940. Registration with the SEC does not imply a certain level of skill or training.

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